Exhibit 4.9

SECURITY AND PLEDGE AGREEMENT

dated as of

December 24, 2010

between

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

and

CAPITAL ONE, N.A.,

not in its individual capacity, but solely as Administrative Agent

i

6.10	Rights of Secured Parties	12
6.11	No Marshalling	13
6.12	Remedies Cumulative	13

ARTICLE VII MISCELLANEOUS		13
7.01	Waivers of Rights Inhibiting Enforcement	13
7.02	Notices	14
7.03	Assignment	14
7.04	Successors and Assigns	14
7.05	Amendment and Waiver	14
7.06	No Implied Waiver	14
7.07	Severability	14
7.08	Entire Agreement	14
7.09	Execution in Counterparts	15
7.10	Governing Law	15
7.11	Headings	15
7.12	Interpretation	15
7.13	Waiver of Jury Trial	15
7.14	Survival	15
7.15	Agents, Experts and Attorneys-in-Fact	15
7.16	Limitation of Liability	15
7.17	Authority of the Administrative Agent	16
7.18	Inconsistencies with Facility Agreement	16

Annex 1	Filing Offices
Annex 2	Debtor Information
Annex 3	Previous Names and Transactions
Annex 4	Offices and Locations of Records

ii

SECURITY AND PLEDGE AGREEMENT

THIS SECURITY AND PLEDGE AGREEMENT (this “Agreement”), dated as of December 24, 2010, is between Black Elk Energy Offshore Operations, LLC, a Texas limited liability company (the “Debtor”) and Capital One, N.A., as Administrative Agent under the Facility Agreement (as herein defined), not in its individual capacity, but solely as collateral agent for the Lenders and other Secured Parties (as such terms are defined herein) (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS:

A. Pursuant to the Letter of Credit Facility Agreement dated as of December 24, 2010 (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), among the Debtor, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent, the Administrative Agent, as Issuing Lender, agreed to issue Letters of Credit for the account of the Debtor or for the account of its Restricted Subsidiaries and the Lenders agreed to acquire participations in such Letters of Credit.

B. It is a condition to the obligations of the Lenders and the Administrative Agent under the Facility Agreement that the Debtor shall have granted Liens (as defined in the Facility Agreement) securing the Obligations (as defined in the Facility Agreement) and executed and delivered, and granted the Liens provided for in this Agreement.

C. To induce the Lenders and the Administrative Agent to enter into the Facility Agreement and to induce the Secured Parties to extend credit to the Debtor, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Debtor has agreed to grant security interests in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. Capitalized terms not otherwise defined herein have the respective meanings assigned to them in the Facility Agreement. All terms used herein that are not defined herein or in the Facility Agreement and are defined in the UCC have the meanings therein stated. In addition, the following terms have the following meanings under this Agreement:

“Administrative Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Cash Collateral Account” means the account established by Debtor with the Administrative agent for the benefit of the Issuing Bank and the Lenders and all cash, funds, checks, notes and instruments from time to time on deposit in the Cash Collateral Account.

“Collateral” has the meaning assigned to such term in Section 2.01.

“Control” means “control,” as such term is defined in Section 9.104 of the UCC.

“Permitted Liens” means Liens that are permitted pursuant to Section 9.03 of the Facility Agreement.

“Proceeds” has the meaning assigned to such term in the UCC, including all proceeds of insurance and all other compensation for any casualty event with respect to all or any part of the Collateral (together with all rights to recover and proceed with respect to the same), and all accessions to, substitutions for and replacements of all or any part of the other Collateral.

“Records” has the meaning assigned to such term in Section 4.05.

“Facility Agreement” has the meaning set forth in Recital A.

“Secured Obligations” means all Obligations now or hereafter existing, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest, fees, expenses, indemnification, or otherwise, including all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Administrative Agent or any Secured Party in connection with any suit or proceeding in connection with any exercise of its rights or remedies hereunder, pursuant to the terms of this Agreement.

“Secured Parties” means, collectively, the Administrative Agent and the Lenders.

“Security Interest” means the security interest in the Collateral granted by the Debtor under this Agreement.

“UCC” means the Uniform Commercial Code as now or hereafter adopted and in effect in the State of Texas; provided that if, by reason of mandatory provisions of Governmental Requirements, the perfection or the effect of perfection or non-perfection of any Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Texas, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.

1.02 Interpretation. The principles of interpretation set out in Section 1.04 of the Facility Agreement shall apply equally to this Agreement mutatis mutandis.

ARTICLE II

COLLATERAL

2.01 Grant of Security Interest. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations, the Debtor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all of the Debtor’s right, title and interest in, to and under the following property, whether now owned or hereafter acquired by the Debtor and whether now existing or hereafter coming into existence and wherever located (collectively, the “Collateral”):

(a) the Cash Collateral Account;

(b) all books, correspondence, credit files, records, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Debtor or any computer bureau or service company from time to time acting for the Debtor relating to the Cash Collateral Account; and

(c) all Proceeds of the collateral described in the foregoing clause (a).

2.02 Termination of Security Interests. This Agreement and the Security Interests shall terminate and all rights to the Collateral shall revert to the Debtor when (i) all outstanding Secured Obligations shall have been paid in full, (ii) all Commitments under the Facility Agreement shall have expired or been terminated and (iii) the LC Exposure has been reduced to zero or fully cash collateralized as provided in the Facility Agreement. Upon such termination, the Administrative Agent shall (at the written request and expense of the Debtor) promptly cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Debtor. The Administrative Agent shall also (at the written request and expense of the Debtor) promptly execute and deliver to the Debtor upon such termination such UCC termination statements and such other documentation as shall be reasonably requested by the Debtor to effect the termination and release of the Security Interests on the Collateral.

2.03 Security Interest Absolute. To the maximum extent permitted by applicable law, the rights and remedies of the Administrative Agent hereunder, the Liens created hereby, and the obligations of the Debtor under this Agreement are absolute, irrevocable and unconditional and will remain in full force and effect without regard to, and will not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination pursuant to Section 2.02), including:

(a) any renewal, extension, amendment, or modification of, or addition or supplement to or deletion from, any of the Loan Documents or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(b) any waiver of, consent to or departure from, extension, indulgence or other action or inaction under or in respect of any of the Secured Obligations, this Agreement, any other Loan Document or other instrument or agreement relating thereto, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of the Secured Obligations, this Agreement, any other Loan Document or any such other instrument or agreement relating thereto;

(c) any furnishing of any additional security for the Secured Obligations or any part thereof to the Administrative Agent or any other Person or any acceptance thereof by the Administrative Agent or any other Person or any substitution, sale, exchange, release, surrender or realization of or upon any such security by the Administrative Agent or any other Person or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Administrative Agent or any other Secured Party;

(d) any invalidity, irregularity or unenforceability of all or any part of the Secured Obligations, any Loan Document or any other agreement or instrument relating thereto or any security therefor;

(e) the acceleration of the maturity of any of the Secured Obligations or any other modification of the time of payment thereof; or

(f) any other event or circumstance whatsoever that might otherwise constitute a legal or equitable discharge of a surety or a guarantor, it being the intent of this Section 2.03 that the obligations of the Debtor hereunder shall be absolute, irrevocable and unconditional under any and all circumstances.

2.04 Limit of Liability. Notwithstanding the foregoing, the security interest granted by the Debtor hereunder shall be limited to the extent necessary so that its obligations hereunder would not be subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

2.05 Reinstatement. This Agreement and the Liens created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Debtor in respect of the Secured Obligations is rescinded or must otherwise be restored by any holder of the Secured Obligations, whether as a result of any fraudulent conveyance, proceedings in bankruptcy or reorganization or otherwise. THE DEBTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE UNDER THIS SECTION 2.05 (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT, INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED SECURED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE THAT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED SECURED PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BAD FAITH.

ARTICLE III

PERFECTION OF SECURITY INTEREST

3.01 Perfection. Prior to or concurrently with the execution and delivery of this Agreement, the Debtor shall:

(a) by execution hereof, have authorized the Administrative Agent to file or cause to be filed such financing statements and other documents in such offices as shall be necessary or as the Administrative Agent may reasonably request to perfect and establish the priority (subject only to Permitted Liens) of the Security Interest; and

(b) take all such other actions as shall be necessary or as the Administrative Agent may reasonably request to perfect and establish the priority (subject only to Permitted Liens) of the Security Interest.

Additionally, the Debtor hereby authorizes the Administrative Agent to prepare, execute, deliver, file and/or record any financing statement, continuation statement, amendment or other document that may be necessary or desirable (in the reasonable judgment of the Administrative Agent): (i) to create, preserve, perfect or validate the Security Interest; or (ii) to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such Security Interest. The Debtor shall pay the costs of, or incidental to, any recording or filing of any such financing or continuation statement, amendment or other document or otherwise arising out of or in connection with the execution and delivery of this Agreement.

3.02 Further Assurances. The Debtor shall, from time to time, at its sole expense, promptly execute, deliver, file and record all further agreements, assignments, instruments, documents and certificates and take all further action that may be necessary, or that the Administrative Agent may reasonably request, in order to create, preserve, perfect, confirm or validate the Security Interest in the Collateral or to enable the Administrative Agent to obtain the full benefits of the Security Instruments (including the delivery of possession of any Collateral that hereafter comes into existence or is acquired in the future by the Administrative Agent as pledgee for the benefit of the Secured Parties), or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies thereunder with respect to any of such Collateral.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Debtor represents and warrants to the Secured Parties as follows:

4.01	Security Instruments.

(a) This Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the Collateral and, (i) when UCC financing statements in appropriate form are filed in the offices specified on Annex 1 and (ii) upon the taking of possession or Control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or Control (which possession or Control shall be given to the Administrative Agent to the extent possession or Control by the Administrative Agent is required by this Agreement), the Lien created by this Agreement shall constitute a fully perfected Lien on all right, title and interest of the Debtor in the Collateral, to the extent such Lien can be created and perfected under the UCC, in each case subject to no Liens other than Permitted Liens.

(b) Each Security Document delivered pursuant to Section 6.01(f) of the Facility Agreement will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Debtor’s right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, or upon the taking of possession or Control by the Administrative Agent of Collateral with respect to which a security interest may be perfected only by possession or Control, the Lien created by such Security Document will constitute a fully perfected Lien on all right, title and interest of the Debtor in such Collateral, in each case subject to no Liens other than Permitted Liens.

4.02 Title. The Debtor is the sole legal and beneficial owner of all Collateral in which it purports to grant a Lien pursuant to this Agreement, and such Collateral is free and clear of all Liens other than Permitted Liens. To the extent the Security Interest can be created and perfected under the UCC, the Security Interests have attached and upon the filing of the financing statements and delivery of Collateral which may be perfected only by possession or Control, will constitute, under the UCC, perfected security interests in all such Collateral prior to all other Liens (other than Permitted Liens). No currently effective financing statement or other instrument similar in effect is on file in any recording office covering all or any part of the Collateral, except such as may have been filed evidencing Permitted Liens or except as will be released concurrently with the closing of the transactions contemplated in the Facility Agreement. No Person other than the Administrative Agent has Control or possession of all or any part of the Collateral except as permitted by the Facility Agreement or except as will be released concurrently with the closing of the transactions contemplated in the Facility Agreement.

4.03 Chief Executive Office; Change of Name; Jurisdiction of Organization. The exact legal name, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number, organizational identification number and chief executive office of the Debtor is indicated in Annex 2.

4.04 Corporate Names; Prior Transactions. The Debtor has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, except as set forth in Annex 3.

4.05 Records. The principal place of business and chief executive office of the Debtor and the office where the Debtor keeps its books and records concerning the Collateral (hereinafter, collectively called the “Records”) is located at the address set out on Annex 4.

4.06 Changes in Circumstances. The Debtor has not, within the period of four months prior to the date hereof: (a) changed its location (as defined in Section 9-307 of the UCC); (b) changed its name; or (c) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) with respect to a security agreement previously entered into by any other Person.

4.07 Financing Statements and Other Filings; Maintenance of Perfected Security Interest. The only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect (to the extent a filing, registration or recording may perfect) the security interest granted by the Debtor to the Administrative Agent (for the benefit of the Secured Parties) pursuant to this Agreement in respect of the Collateral are listed in Annex 1. All such filings, registrations and recordings have been delivered to the Administrative Agent in completed form for filing in each governmental, municipal or other office specified in Annex 1.

ARTICLE V

COVENANTS

In furtherance of the grant of the Security Interests pursuant to Article II, the Debtor hereby agrees with the Administrative Agent as follows:

5.01 Access to Records. The Debtor shall upon reasonable notice, at any time during normal business hours, permit representatives of the Administrative Agent to inspect and make copies of the Records, and to be present at the Debtor’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward to the Administrative Agent copies of any notices or communications received by the Debtor relevant to the Administrative Agent’s Security Interest in the Collateral. Upon the occurrence and during the continuation of any Event of Default, at the Administrative Agent’s request, the Debtor shall promptly deliver copies of any and all such Records to the Administrative Agent.

5.02 Other Financing Statements and Liens. Without the prior written consent of the Administrative Agent, the Debtor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Secured Parties except to the extent such filing or like instrument pertains to a Permitted Lien.

5.03 Adverse Claims. The Debtor shall defend, all at its own expense, the Debtor’s title and the existence, perfection and first priority of the Administrative Agent’s security interest in the Collateral against all adverse claims (other than Permitted Liens).

5.04 Prohibition of Certain Changes. Except to the extent permitted by the Facility Agreement, the Debtor shall not change its (i) name, identity, corporate structure or the jurisdiction under which it is organized, (ii) chief executive office or chief place of business or (iii) the locations where it keeps or holds any Collateral or any records relating thereto from the applicable locations described in Annex 4, unless the Debtor shall have given the Administrative Agent 30 days’ prior notice thereof and, if requested by the Administrative Agent upon the direction of the Required Lenders, delivered an opinion of counsel with respect thereto in accordance with Section 5.05. It will not in any event change the location of any Collateral owned by it if such change would cause the Security Interest in such Collateral to lapse or cease to be perfected.

5.05 Opinion of Counsel. If requested by the Administrative Agent upon the direction of the Required Lenders, at least 20 days before it takes any action contemplated by Section 5.06, the Debtor shall, at its expense, cause to be delivered to the Administrative Agent an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that all financing statements and amendments or supplements thereto, continuation statements and other documents required to be recorded or filed in order to maintain the perfection of the Security Interests after the taking of such action (except any continuation statements specified in such opinion of counsel that are to be filed more than six months after the date thereof) have been filed in each filing office necessary for such purpose and that all filing fees and taxes, if any, payable in connection with such filings have been paid in full.

5.06 Records. The Debtor shall (i) keep accurate Records and shall stamp or otherwise mark such Records in such manner as the Administrative Agent may reasonably request in order to reflect the Security Interests and (ii) give the Administrative Agent at least 30 days’ notice before it changes the location of any office where the Debtor keeps the Records.

5.07 Disposition of Collateral. The Debtor shall not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral except as permitted by the Facility Agreement.

ARTICLE VI

REMEDIES

6.01 Events of Default; Remedies. If any Event of Default shall have occurred and be continuing:

(a) the Administrative Agent shall have, and in its discretion may exercise, the rights and remedies with respect to this Agreement as more particularly provided herein or in the Facility Agreement;

(b) the Administrative Agent may (but shall not be obligated to), without notice to the Debtor and at such times as the Administrative Agent in its sole discretion may determine, exercise any or all of Debtor’s rights in, to and under, or in any way connected to, the Collateral and the Administrative Agent shall otherwise have and may (but shall not be obligated to) exercise all of the rights, powers, privileges and remedies with respect to the Collateral of a secured party under the UCC (whether or not said UCC is in effect in the jurisdiction where the rights, powers, privileges and remedies are asserted) and such additional rights, powers, privileges and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, powers, privileges and remedies hereunder may be asserted, including the right, to the maximum extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and the Debtor agrees to take all such action as may be appropriate to give effect to such right);

(c) the Administrative Agent may (but shall not be obligated to) sell, assign or dispose of all or any part of the Collateral which shall then be or shall thereafter come into the possession, custody or control of the Administrative Agent, any other Secured Party or any of their respective agents at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof except such notice as is required by applicable law and cannot be waived. If, pursuant to applicable law, prior notice of sale of the Collateral under this Section is required to be given to the Debtor, the Debtor hereby acknowledges that the minimum time required by such applicable law, or if no minimum time is specified, 10 days, shall be deemed a reasonable notice period. The Administrative Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the maximum extent permitted by applicable law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Debtor, any such demand, notice and right or equity being hereby expressly waived and released to the maximum extent permitted by applicable law. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. The Collateral may be sold in one or more sales, at public or private sale, conducted by any officer or agent of, or auctioneer or attorney for, the Administrative Agent, at the Administrative Agent’s place of business or elsewhere, for cash, upon credit or for other property, for immediate or future delivery, and at such price or prices and on such terms as the Administrative Agent shall deem appropriate in its reasonable discretion. The Administrative Agent may, in its reasonable discretion, at any such sale restrict the prospective bidders or purchasers as to their number, nature of business and investment intention to the extent necessary to comply with applicable law. Upon any public or private sale the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels. The Administrative Agent shall not be obligated to make any sale pursuant to any such notice. In case of any sale of all of any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the full selling price is paid by the purchaser thereof, but neither the Administrative Agent nor any Secured Party shall incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold, and, in case of any such failure, such Collateral may again be sold pursuant to the provisions hereof. All cash proceeds of any such sale, and any other realization upon all or any part of the Collateral may, in the sole discretion of the Administrative Agent, be held by the Administrative Agent as collateral for or applied then or at any time thereafter, in whole or in part, by the Administrative Agent for the benefit of the Secured Parties to the payment and satisfaction of the Secured Obligations in accordance with Section 6.04;

(d) the Administrative Agent may cause any action at law or suit in equity or other proceeding to be instituted and prosecuted to enforce any rights vested in it by this Agreement or by law or included in the Collateral, subject to the provisions and requirements hereof and thereof, or to aid in the exercise of any power herein or therein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding; and

(e) the Administrative Agent may secure the appointment of a receiver for the Collateral or any part thereof.

The Debtor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, subject to the notice provision provided for in paragraph (c) of this Section 6.01, with respect to any sale of all or any part of the Collateral constituting a security (as such term is defined in the Securities Act of 1933), to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Debtor acknowledges that any such private sale may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the Debtor or the issuer thereof to register it for public sale.

6.02 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral by virtue of the exercise of remedies under Section 6.01 are insufficient to cover the costs and expenses of such exercise and the payment in full of the Secured Obligations, the Administrative Agent shall retain all rights and remedies under the Loan Documents, and the Debtor shall remain liable, with respect to any deficiency.

6.03 Private Sale. The Administrative Agent and the other Secured Parties shall incur no liability as a result of the sale or other disposition of all or any part of the Collateral, at any private sale pursuant to Section 6.01 conducted in a commercially reasonable manner. Subject to and without limitation of the preceding sentence, the Debtor hereby waives any claims against the Administrative Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

6.04 Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under this Article VI, shall be applied by the Administrative Agent as follows:

First, to the payment of the costs and expenses of such exercise of remedies, including reasonable out of pocket costs and expenses of the Administrative Agent, the reasonable fees and expenses of its agents and counsel and all other reasonable expenses incurred and advances made by the Administrative Agent in that connection;

Second, to the payment in full of the remaining Secured Obligations equally and ratably in accordance with their respective amounts then due and owing in respect of the Loan Documents, or as the Secured Parties holding the same may otherwise agree; and

Finally, to the pay to the Debtor, or its successors or assigns, or as a court of competent jurisdiction may direct, any surplus then remaining.

6.05 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, the Debtor hereby appoints the Administrative Agent as the attorney-in-fact for the purpose of carrying out the provisions of this Article VI and taking any action and executing any instruments that the Administrative Agent may deem necessary or desirable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Article VI to make collections in respect of the Collateral, the Administrative Agent shall have the right and power

(a) to receive, endorse and collect all checks made payable to the order of the Debtor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same;

(b) to file any claims or take any action or institute any proceedings in connection therewith which the Secured Party may deem to be necessary or advisable;

(c) to pay, settle or compromise all bills and claims which may be or become liens or security interests against any or all of the Collateral, or any part thereof, unless a bond or other security satisfactory to the Secured Party has been provided; and

(d) upon foreclosure, to do any and every act which the Debtor may do on its behalf with respect to the Collateral or any part thereof and to exercise any or all of the Debtor’s rights and remedies under any or all of the Collateral;

provided, however, that the Secured Party shall not exercise any such rights except upon the occurrence and continuation of an Event of Default. This power of attorney is a power coupled with an interest and shall be irrevocable.

6.06 Expenses.

(a) Subject to Section 12.03 of the Facility Agreement, the Administrative Agent may incur, and the Debtor shall pay to the Administrative Agent, all reasonable fees and out-of-pocket expenses (including reasonable fees and expenses for legal services) of, or incident to, the enforcement of any of the provisions of this Article VI, or exercise by experts, agents or attorneys selected by the Administrative Agent in good faith of any rights or privileges of the Debtor in respect of the Collateral, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Administrative Agent and the other Secured Parties in respect thereof, by litigation or otherwise, and all such fees and expenses and, to the extent such amounts are not timely paid, together with interest thereon at the applicable rate provided for in Section 3.02 of the Facility Agreement, shall be Secured Obligations of the Administrative Agent secured under Article II. All amounts payable by the Debtor under this Section 6.06(a) shall be payable within ten (10) Business Days of demand thereof.

(b) The terms, conditions, covenants and agreements to be observed or performed by the Debtor under this Agreement shall be observed or performed by it at its sole cost and expense.

6.07 Administrative Agent’s Right to Perform on the Debtor’s Behalf. If the Debtor fails to perform any of its obligations under this Agreement, the Administrative Agent may (but shall not be obligated to), upon reasonable notice to the Debtor, unless the Debtor is diligently pursuing a cure for such failure that cannot be obtained more quickly by the Administrative Agent’s performance as specified herein, itself perform or cause to be performed such obligations at the expense of the Debtor, either in its name or in the name and on behalf of the Debtor.

6.08 Custody and Preservation. The Administrative Agent’s obligation to use reasonable care in the custody and preservation of Collateral shall be satisfied if it uses the same care as it uses in the custody and preservation of its own property.

6.09 Preservation of Rights. Neither the Administrative Agent nor any Secured Party shall be required to take any steps to preserve any rights against prior parties to any of the Collateral.

6.10 Rights of Secured Parties. The Administrative Agent or any other Secured Party may (but shall not be obligated to) pay or secure payment of any Tax or other claim that may be secured by or result in a Lien on any Collateral. The Administrative Agent or any other Secured Party may (but shall not be obligated to) do any other thing that it in good faith believes is necessary or desirable to preserve, protect or maintain the Collateral or, after an Event of Default, to enhance its value. The Debtor shall immediately reimburse the Administrative Agent or any other Secured Party for any reasonable payment or expense (including reasonable attorneys’ fees and expenses) that the Administrative Agent or such other Secured Party may incur pursuant to this Section 6.10.

6.11 No Marshalling. Neither the Administrative Agent nor any other Secured Party shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.

6.12 Remedies Cumulative. No right, power or remedy herein conferred upon or reserved to the Administrative Agent or any Secured Party is intended to be exclusive of any other right, power or remedy, and every such right, power and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Resort to any or all security now or hereafter held by the Administrative Agent may be taken concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken nonjudicial proceedings, or both.

ARTICLE VII

MISCELLANEOUS

7.01 Waivers of Rights Inhibiting Enforcement. The Debtor waives, for itself and all who may claim under it, to the maximum extent permitted by applicable law:

(a) any claim that, as to any part of the Collateral, a public sale, should the Administrative Agent elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for the Collateral;

(b) the right to assert in any action or proceeding between it and the Administrative Agent any offsets or counterclaims that it may have;

(c) except as otherwise provided in this Agreement, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR DISPOSITION OF ANY OF THE COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT THE DEBTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE ADMINISTRATIVE AGENT’S RIGHTS HEREUNDER;

(d) all rights of redemption, appraisement, valuation, stay, extension or moratorium; and

(e) the right to invoke any law requiring marshalling of collateral and all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies of the Administrative Agent and the other

Secured Parties under this Agreement or the absolute sale of the Collateral, now or hereafter in force under any applicable law.

7.02 Notices. The Administrative Agent or the Debtor shall give any notice, request, demand or other communication pursuant to this Agreement in accordance with Section 12.01 of the Facility Agreement.

7.03 Assignment. The Debtor may not assign any of its rights or delegate any performance under this Agreement (whether voluntarily or involuntarily, by merger, consolidation, dissolution, operation of law or any other manner) except with the prior written consent of the Administrative Agent, which consent may be withheld in the Administrative Agent’s sole discretion. Any purported assignment without such consent is void. When any Lender assigns or otherwise transfers any interest held by it under the Facility Agreement or other Loan Document to any other Person pursuant to the terms of the Facility Agreement or such other Loan Document, that other Person shall thereupon become vested with all the benefits held by such Lender under this Agreement.

7.04 Successors and Assigns. This Agreement binds the Debtor and its successors and assigns and inures to the benefit of the Administrative Agent, the Secured Parties and their respective successors and assigns.

7.05 Amendment and Waiver. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Debtor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Debtor; provided that any amendment, waiver, or consent shall be signed by the Required Lenders or all of the Lenders to the extent required by Section 12.02 of the Facility Agreement. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.06 No Implied Waiver. No failure or delay in exercising any right, power or privilege or requiring the satisfaction of any condition hereunder, and no course of dealing between the Debtor and the Administrative Agent operates as a waiver or estoppel of any right, remedy or condition. No single or partial exercise of any right or remedy under this Agreement precludes any simultaneous or subsequent exercise of any other right, power or privilege. The rights and remedies set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.

7.07 Severability. In case one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

7.08 Entire Agreement. This Agreement and the other Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all prior or contemporaneous oral or written negotiations and agreements relating to the subject matter hereof. The provisions of this Agreement may not be explained, supplemented or qualified through evidence or trade usage or a prior course of dealing. In entering into this

Agreement, the Debtor has not relied upon any statement, representation, warranty or agreement of the Administrative Agent except as set forth in the Loan Documents.

7.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.10 Governing Law. The laws of the State of Texas (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including without limitation its validity, interpretation, construction, performance (including the details of performance) and enforcement, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of Texas.

7.11 Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

7.12 Interpretation. This Agreement has been reviewed and negotiated by counsel for both the Debtor and the Administrative Agent and, consequently, this Agreement shall not be construed against the drafter.

7.13 Waiver of Jury Trial. THE DEBTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.14 Survival. The provisions of Sections 2.05, 6.03, 6.06, 6.08, 6.09, 6.10, 7.01, 7.16 and 7.18 shall survive the termination of this Agreement. In addition, the representations, warranties and covenants of the Debtor set out in this Agreement or contained in any documents delivered to the Administrative Agent or any other Secured Party pursuant to this Agreement shall survive the execution and delivery of this Agreement.

7.15 Agents, Experts and Attorneys-in-Fact. The Administrative Agent may employ agents, experts and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents, experts or attorneys-in-fact selected by it in good faith.

7.16 Limitation of Liability. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OTHER SECURED PARTY SHALL HAVE LIABILITY WITH RESPECT TO, AND DEBTOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR:

(a) ANY LOSS OR DAMAGE SUSTAINED BY THE DEBTOR, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION

WITH, OR THAT IS IN ANY WAY RELATED TO, ANY EXERCISE OF ANY RIGHT OR REMEDY UNDER THIS AGREEMENT EXCEPT FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT THAT THE SAME IS THE RESULT OF ACTS OR OMISSIONS ON THE PART OF SUCH SECURED PARTY CONSTITUTING WILLFUL MISCONDUCT OR GROSS NEGLIGENCE (AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION); OR

(b) ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY THE DEBTOR IN CONNECTION WITH ANY CLAIM RELATED TO THIS AGREEMENT.

7.17 Authority of the Administrative Agent. The rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any power, right or remedy provided for or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Facility Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Debtor, the Administrative Agent shall be conclusively presumed to be acting as the Administrative Agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Debtor shall be under no obligation or entitlement to make any inquiry respecting such authority.

7.18 Inconsistencies with Facility Agreement. To the extent there are any conflicts or inconsistencies between this Agreement and the Facility Agreement, the provisions of the Facility Agreement shall control.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

DEBTOR:

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company

By:	/s/ James Hagemeier
James Hagemeier
Vice President

Signature Page to Security and Pledge Agreement (Facility Agreement)

ADMINISTRATIVE AGENT:

CAPITAL ONE, N.A., not in its individual capacity, but solely as Administrative Agent

By:	/s/ Eric Broussard
Name:	Eric Broussard
Title:	Senior Vice President

Signature Page to Security and Pledge Agreement (Facility Agreement)

ANNEX 1

Filing Offices

Debtor	Filing Office
Black Elk Energy Offshore Operations, LLC	Texas Secretary of State

ANNEX 2

Debtor Information

Address	Type/Jurisdiction	FEIN:	Organization ID:
Black Elk Energy Offshore Operations, LLC 11451 Katy Freeway, Suite 500 Houston, Texas 77079	Texas limited liability company	38-3769404	800899957

ANNEX 3

Previous Names and Transactions

None.

ANNEX 4

Offices and Locations of Records

11451 Katy Freeway, Suite 500

Houston, Texas 77079